Exhibit 99.(d)(1)(c)

SCHEDULE B

(as of April 30, 2026)

As consideration for the Adviser’s services to each of the Funds listed below, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

ETF	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Bloomberg MVP Multi-factor ETF	0.29	3/22/06	7/20/06	9/18/06	4/30/27
Invesco Next Gen Connectivity ETF	0.40	3/22/06	6/14/06	9/18/06	4/30/27

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

INVESCO EXCHANGE-TRADED FUND TRUST

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	President and Principal Executive Officer

INVESCO CAPITAL MANAGEMENT LLC

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	Managing Director and Chief Executive Officer